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                                                                     EXHIBIT 3.6

                                    CHARTER

                                       OF

                        CREATIVE FABRICATION CORPORATION


1.  The name of the corporation is:

         Creative Fabrication Corporation

2.  The number of shares the corporation is authorized to issue is:

         60,000

3. (a) The complete address of the corporation's registered office in Tennessee is:

         c/o CT Corporation System
         530 Gay Street
         Knoxville, Tennessee  37902
         County of Knox

    (b) The name of the initial registered agent, to be located at the address listed in 3(a) is:

         CT Corporation System

4.  The name and complete address of each incorporator is:

         Claudia L. Saari
         30600 Telegraph Road, Ste. 3275
         Bingham Farms, MI  48025

5.  The complete addresses of the corporation's principal office is:

         1325 East Superior Street
         Alma, MI  48801

6.  The corporation is a corporation for profit.

7. Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless,
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    within 60 days after the record date for determining shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

         Prompt notice of the taking of the corporation action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

8. No director of the Corporation shall be held personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that this provision does not limit or eliminate a director's liability for: breaching the duty of loyalty to the Corporation or its shareholders, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law.



Dated:  7/26/95                         /s/ Claudia L. Saari
                                        ------------------------------
                                        Claudia L. Saari





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